EXHIBIT (a)(5)(D)


PRESS RELEASE                AVIGNON, FRANCE AND BEDMINISTER, NJ JULY 18TH, 2005


                                    NATUREX


                SUCCESS OF NATUREX'S TENDER OFFER FOR PURE WORLD


                     NATUREX S.A. COMPLETES AND CLOSES CASH
                        TENDER OFFER FOR PURE WORLD, INC.


Avignon, France and Bedminster, NJ - Naturex S.A. (Paris Bourse Eurolist C:
FR000054694 NRX) and Pure World, Inc. (Nasdaq: PURW) jointly announced today the completion of Naturex's cash tender offer for all the issued and outstanding shares of common stock of Pure World, Inc. at a price of $4.30 per share. The offer expired at midnight, New York City time, on Friday, July 15, 2005. The offer has not been extended.

Based on information provided by American Stock Transfer & Trust Company, the depositary for the tender offer, a total of 7,504,394 shares of Pure World, Inc. were tendered (including a total of 5,626 shares tendered by notice of guaranteed delivery). This number of shares represents approximately 92.78% of the outstanding shares of Pure World, Inc. on a fully diluted basis. Naturex S.A., through its wholly-owned subsidiary Naturex Acquisition Corp., has accepted for payment all shares validly tendered and not properly withdrawn prior to the expiration of the offer. Payment for such shares will be made promptly.

Naturex S.A. will acquire the remaining outstanding shares of Pure World, Inc. through a short form merger in which each such share of Pure World, Inc. will be converted into the right to receive $4.30 in cash, without interest thereon, the same consideration paid for the shares tendered in the offer, subject to dissenters' rights.

THE SUCCESS OF THE TENDER OFFER WILL ALLOW CLOSING OF THE ACQUISITION DURING THIS WEEK. NATUREX S.A. ANTICIPATES THAT THE SYNERGIES CREATED BY THE COMBINATION OF NATUREX S.A. AND PURE WORLD, INC. WILL ESTABLISH A MAJOR PLAYER IN THIS BUSINESS SECTOR.

ABOUT OUR COMPANIES

Naturex S.A. manufactures and sells 100% natural ingredients for the food, flavor and nutraceutical industries. Naturex S.A. is a preferred provider to the food, flavor and nutraceutical industries and has experienced rapid, regular growth since its establishment in 1992. Naturex is based in Avignon, France and is an international company with nearly 90% of its sales coming from 30 countries outside France. Currently, more than 50% of Naturex's sales are derived from the United States market. It has facilities in France, Morocco and the United States and a representative office in Singapore.

Pure World, Inc., through its wholly-owned subsidiary, Pure World Botanicals, Inc., develops, manufactures and sells natural ingredients that principally are derived from plant materials (referred to also as botanicals or herbs) using its proprietary extraction, purification and granulation technologies. Pure World, Inc. has produced more than one thousand botanical extracts which are used by


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the cosmetic, food and flavor, nutraceutical and pharmaceutical industries to manufacture finished products for the consumer market.


               NATUREX has been listed in Paris since October 1996

               Eurolist C 54694 - Reuters NATU.LN - Bloomberg NTRX

          Find all NATUREX press releases in real time on actusnews.com

                                  YOUR CONTACTS
                                  -------------

NATUREX                                                                   ACTUS
-------                                                                   -----

Jacques Dikansky - President and CEO            Agnes Villeret - Press Relation
Tel : +33(0)4 90 23 96 89                             Tel : +33(0)1 53 67 36 39
j.dikansky@naturex.com                                       avilleret@actus.fr
----------------------                                       ------------------


Thierry Lambert - Vice President and CFO                        KAPARKA FINANCE
Tel : +33(0)4 90 23 96 89                                       ---------------
t.lambert@naturex.com                    Laurence Marquezy - Investors Relation
---------------------                                 Tel : +33(0)1 72 74 82 23
                                                    lmarquezy@kaparkafinance.com
                                                   ----------------------------


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